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                                  EXHIBIT 99.1

                     GEON SETS SPECIAL STOCKHOLDER MEETING;
                          INTRODUCES BUSINESS SEGMENTS

CLEVELAND, OHIO - March 31, 1999 - The Geon Company (NYSE: GON) today announced that it has scheduled a special stockholder meeting for April 19, 1999. Participants will be asked to approve two issues. The first issue concerns previously announced agreements with Occidental Petroleum Corporation's OxyChem division to form a joint venture and other related transactions. The second issue seeks stockholder approval of Geon's 1999 Incentive Stock Plan. Geon has mailed a special proxy solicitation to all stockholders of record as of March 23, 1999.

The special proxy is available through EDGAR, which can be accessed at Geon's Internet site at http://www.geon.com.

THE OXYCHEM AGREEMENTS
----------------------

Geon's transactions with OxyChem, which the Geon Board of Directors approved last December, include the formation of Oxy Vinyls, LP (OxyVinyls), a joint venture to be owned 24 percent by Geon and 76 percent by OxyChem. The proposed joint venture will combine both companies' polyvinyl chloride (PVC) resin and vinyl chloride monomer (VCM) businesses and related operations, and also will include OxyChem's Houston chlor-alkali complex. OxyVinyls will be North America's largest and the world's third- largest PVC producer.

As part of the agreements, Geon will acquire OxyChem's compound and vinyl film businesses in Burlington, New Jersey, and will create another, smaller joint venture for dry-blend compounding. Geon also will receive $110 million in cash and/or cash equivalents, and will transfer $185 million in debt obligation to OxyVinyls.

If Geon stockholders approve the transactions, the OxyChem agreements are expected to take effect during the second quarter 1999.

GEON'S BUSINESS SEGMENTS
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In 1998, Statement of Financial Accounting Standards No. 131 concerning segment disclosures became effective for the Company. Accordingly, the Geon 1998 annual report, for the first time, will present the financial results of Geon in two business segments: Performance Polymers and Services (PP&S) and Resin and Intermediates (R&I). Also, the results of Geon's PVC and VCM operations, which comprise most of the R&I segment and which will be contributed to the OxyVinyls partnership, are separately presented in the proxy statement to stockholders.

THE PP&S SEGMENT includes vinyl compounding; specialty resins; plastisol formulators (Plast-O-Meric, Adchem, Wilflex); Polymer Diagnostics Inc., an analytical testing and service unit; and Geon's 40 percent equity interest in the Decillion joint venture with Owens Corning. If shareholders approve the formation of OxyVinyls, Geon will acquire from OxyChem its vinyl compound and vinyl film businesses, which will become part of the PP&S segment.

THE R&I SEGMENT currently includes Geon's North American PVC/VCM operations; the Company's 50 percent equity investment in Sunbelt Chlor-Alkali, a joint venture with Olin Corporation; and its 37.4 percent equity holding in Australian Vinyls, a PVC resin and compound joint venture with Orica Ltd. If shareholders approve the OxyChem transactions,

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Geon's share of earnings from OxyVinyls will be reported in the R&I segment.
Geon's interest in Sunbelt and Australian Vinyls will be unchanged. The chlorine contract from Sunbelt will be assumed by OxyVinyls.

The table below presents Geon's historical financial performance for 1998. These results include the effects of transfer pricing on sales between the PP&S and R&I business segments. Such pricing is reflective of market pricing, and approximates the pricing at which Geon will purchase PVC resin under terms of the supply agreement with OxyVinyls if the transactions are approved by stockholders.

($ in Millions)                        TOTAL       PP&S         R&I       OTHER*
                                       -----       ----         ---       -----
Sales                                $1,284.4      $839.2      $577.7       $(132.5)
Business earnings (loss)
   (Operating income plus
   income in equity affiliates
   before special charges)           $55.6         $93.8       $(36.4)      $(1.8)

*Includes intra-company sales eliminations and corporate expenses not distributed to the business segments including business development expenses, retiree medical costs for former corporate employees and corporate consolidation adjustments.

OTHER ITEMS
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Geon intends to report a cumulative effect charge in first-quarter 1999 of $2.4 million pre-tax, or $0.06 per share, associated with the write-off of Sunbelt start-up costs in accordance with the adoption of SOP 98-5. Also, additional costs totaling approximately $7.5 million pre-tax, associated with compound manufacturing asset rationalization as announced in November 1998, will be recognized in the first and second quarters of 1999.

The Geon Company is a leading North American-based polymer service and technology company with operations in PVC compounds, specialty PVC resins and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 2,400 people and have 24 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Geon recorded revenues of $1.28 billion for the year ended December 31, 1998. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc., are available on the Internet at HTTP://WWW.GEON.COM.
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